Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Devon Energy Corporation:

We consent to the incorporation by reference in the registration statements (File Nos. 333-68694, 333-47672, 333-44702, 333-104922, 333-104933, 333-103679, 333-127630, 333-159796, 333-179181, 333-182198, 333-204666 and 333-218561) on Form S-8 and the registration statement (File No. 333-220462) on Form S-3 of Devon Energy Corporation of our report dated February 21, 2018, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2017 and 2016, and the related consolidated comprehensive statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Devon Energy Corporation.

Our report refers to a change in its method of accounting for oil and gas exploration and development activities from the full cost method of accounting to the successful efforts method of accounting in 2017.

/s/ KPMG LLP

Oklahoma City, Oklahoma

February 21, 2018